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                                                           EXHIBIT 12.1

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                                                              TRAVELERS GROUP INC. AND SUBSIDIARIES
                                                            (IN MILLIONS OF DOLLARS, EXCEPT FOR RATIO)


                                                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                   NINE MONTHS ENDED
                                                      SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                ------------------------   -------------------------------------------------------
                                                     1997        1996        1996       1995         1994        1993       1992
                                                   --------     --------   --------    --------    ---------  ---------   --------


Pre tax income from continuing operations         $ 4,478      $ 3,585    $ 5,008     $ 3,320      $ 1,025     $ 3,034     $ 2,291

Undistributed earnings of equity investee                                                                         (116)        (26)

Pre tax minority interest                                                                                          (32)

Other                                                                           1                                   22          20

Fixed charges:

  Interest                                           8,250        6,603     8,927       9,378        7,626       6,821       5,617

  Interest portion of rentals                           91           99       132         135          159         105          86
                                                   --------     --------   --------    --------    ---------  ---------    -------

Total fixed charges                                  8,341        6,702     9,059       9,513        7,785       6,926       5,703
                                                   --------     --------   --------    --------    ---------  ---------    -------

Earnings available for fixed charges              $ 12,819     $ 10,287   $14,068     $12,833      $ 8,810     $ 9,834     $ 7,988
                                                   --------     --------   --------    --------    ---------  ---------    -------

Total preferred dividend requirement                  $105         $128      $161        $153         $145         $76         $78

Effective tax rate                                   35.7%        32.9%     33.5%       35.5%        27.1%       38.5%       41.7%

Total preferred dividend grossed up                   $163         $191      $242        $237         $199        $124        $134

Total fixed charges and preferred dividends       $  8,504     $  6,893   $ 9,301     $ 9,750      $ 7,984     $ 7,050     $ 5,837
                                                   --------     --------   --------    --------    ---------  ---------    -------



Ratio of earnings to combined fixed charges and
  preferred stock dividends                            1.51         1.49       1.51        1.32         1.10       1.39       1.37
                                                   --------     --------   --------    --------    ---------  ---------    -------
                                                   --------     --------   --------    --------    ---------  ---------    -------

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